Exhibit 5.1
[LETTERHEAD OF KAUFMAN & CANOLES]

December 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:    Commonwealth Biotechnologies, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Commonwealth Biotechnologies, Inc., a Virginia corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 300,000 shares of the Company’s Common Stock, without par value per share (the “Shares”), pursuant to a Registration Statement on Form S-8 (the Registration Statement”). We have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinion hereinafter set forth, and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Registration Statement (after the Registration Statement is declared effective), will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/    KAUFMAN & CANOLES, P.C.
Kaufman & Canoles, P.C.